EXHIBIT 99.1

                                                                                                                                            NEWS RELEASE

Linn Energy Announces $400 Million Private Offering of Senior Notes

Houston, Texas, June 16, 2008 — Linn Energy, LLC (Nasdaq: LINE) and its subsidiary, Linn Energy Finance Corp., announced plans to commence a private offering to eligible purchasers of $400 million in aggregate principal amount of senior unsecured notes due 2018. Linn Energy intends to use the net proceeds of the proposed offering to repay outstanding indebtedness under its second lien term loan facility.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Clay P. Jeansonne
	Executive Vice President and CFO	Vice President — Investor Relations
	281-840-4169	281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plans to complete a private offering of $400 million of senior unsecured notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.